Exhibit 99.1

Tucows Reports Continuing Strong Financial Results

for Second Quarter of 2017

– Quarter Highlighted by Solid Year-Over-Year Growth Across All Key Financial Metrics and Record EPS -

TORONTO, August 8, 2017 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the second quarter ended June 30, 2017. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended June 30			6 Months Ended June 30
	2017 (Unaudited)	2016 (Unaudited)	% Change	2017 (Unaudited)	2016 (Unaudited)	% Change
Net revenue	84,223	47,204	78%	153,791	91,950	67%
Net income	5,241	4,071	29%	7,688	8,509	(10%)
Basic Net earnings per common share	0.50	0.39	28%	0.73	0.80	(9%)
Adjusted EBITDA[1,2]	10,340	6,905	50%	16,536	14,222	16%
Net cash provided by operating activities	8,132	2,558	218%	10,534	8,173	29%

1.

This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table. In the second quarter of 2016, Tucows revised its definition of Adjusted EBITDA as detailed in the description below and the table reconciling Adjusted EBITDA to GAAP net income.

2.

Adjusted EBITDA for the second quarter and first six months of 2017 reflect the impact effect of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Enom acquisition which lowered Adjusted EBITDA by $1.6 million and $5.5 million for the second quarter and first six months of 2017, respectively.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended June 30		3 Months ended June 30
	2017 (Unaudited)	2016 (Unaudited)	2017 (Unaudited)	2016 (Unaudited)
Network Access Services:
Mobile Services	20,379	17,805	9,677	8,425
Other Services	1,087	964	121	493
Total Network Access Services	21,466	18,769	9,798	8,918

Domain Services:
Wholesale
Domain Services	48,550	21,666	6,101	4,028
Value Added Services	5,576	2,308	4,981	1,849
Total Wholesale	54,126	23,974	11,082	5,877

Retail	7,663	3,576	3,115	1,913
Portfolio	968	885	783	704
Total Domain Services	62,757	28,435	14,980	8,494

Network Expenses:
Network, other costs	-	-	(2,261)	(1,405)
Network, depreciation and amortization costs	-	-	(1,170)	(362)
Total Network expenses	-	-	(3,431)	(1,767)

Total revenue/gross margin	84,223	47,204	21,347	15,645

“The second quarter of 2017 saw continued strong performance across all areas of the business our first full quarter following the Enom acquisition in January, which combined to drive year-over-year growth in revenue of 78% to a record $84 million, record earnings per share of $0.50 and cash flow from operations of more than $8.1 million,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc.

“We continue to execute well on each of our strategic initiatives. Our domains team made great progress on the integration of Enom toward significant future synergies and, in fact, exceeded our expectations year to date on organic growth. Our Ting Mobile business continued to add customers on the core base and saw the lowest monthly churn from our core base in two years. Ting Internet continued its steady climb in Charlottesville, ramped significantly in both Westminster, Maryland and Holly Springs, North Carolina and, most importantly, took meaningful operational steps toward scalability far beyond our existing Ting Towns.”

Financial Results

Net revenue for the second quarter of 2017 increased 78% to $84.2 million from $47.2 million for the second quarter of 2016.

Net income for the second quarter of 2017 increased 29% to 5.2 million, or $0.50 per share, from $4.1 million, or $0.39 per share, for the second quarter of 2016. Adjusted EBITDA1 for the second quarter of 2017 increased 50% to $10.3 million from $6.9 million for the second quarter of 2016. The increase in EBITDA was largely driven by the acquisition of Enom and to a lesser extent growth in the Company’s Ting Mobile and incumbent Domains business.

Cash and cash equivalents at the end of the second quarter of 2017 were $15.1 million compared with $15.0 million at the end of the first quarter of 2017 and $5.9 million at the end of the second quarter of 2016.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically disclose and discuss a non-GAAP financial measure, adjusted EBITDA, on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transitions costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended June 30		6 months ended June 30*
	2017 (unaudited)	2016 (unaudited)	2017 (unaudited)	2016 (unaudited)
Net income for the period	5,241	4,071	7,688	8,509
Depreciation of property and equipment	879	428	1,636	848
Amortization of intangible assets	2,064	288	3,825	357
Impairment of intangible assets	-	4	-	25
Interest expense, net	970	121	1,838	167
Provision for income taxes	1,083	2,078	958	3,983
Stock-based compensation	313	190	631	390
Unrealized loss (gain) on change in fair value of forward contracts	(20)	(29)	(38)	(272)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(317)	(246)	(511)	215
Acquisition and transition costs**	127	-	509	-

Adjusted EBITDA	10,340	6,905	16,536	14,222

*Adjusted EBITDA amounts presented herein for the six months ended June 30, 2016 have been recast to reflect adjusted EBITDA definitional changes described in the Company’s Form 10-Q Quarterly Report for the three months ended September 30, 2016.

**Acquisition and other costs represents transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, related to our acquisition of eNom in January 2017. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

During 2016, the Company identified an immaterial error that affects the classification of certain marketing program costs. Prior to the third quarter of fiscal 2016, the Company recorded the cost for certain marketing credits as Sales and marketing expense which should have been recorded as a reduction in Net revenue. The discussion presented here correctly reflect these marketing credits as a reduction in Net Revenues for all current and comparative periods. This resulted in a decrease in Net Revenues, and a corresponding decrease in Sales and marketing expenses of $0.3 million for the three months ended June 30, 2016 and $1.1 million for the six months ended June 30, 2016.

Conference Call

Tucows management will host a conference call today, Tuesday, August 8, 2017 at 5:00 p.m. (ET) to discuss the Company’s second quarter 2017 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the passcode 59387346 followed by the pound key. The telephone replay will be available until Tuesday, August 15, 2017 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 29 million domain names and millions of value-added services through a global reseller network of over 40,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to manage realized gains/losses from foreign currency contracts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact:

Lawrence Chamberlain

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com